                                                                    EXHIBIT 12A

                             Cedar Brakes I, L.L.C.
               Computation of Ratio of Earnings to Fixed Charges
                      (In Thousands, Except Ratio Amounts)

                                                                         Period From Inception (March 3, 2000)
                                                     Year Ended                         to
                                                  December 31, 2001              December 31, 2000
                                                  ------------------     -------------------------------------
Loss from Continuing Operations                        $(38,988)                       $(3,132)

Add: Fixed Charges                                       26,959                          7,055
                                                       --------                        -------
Earnings                                                (12,029)                         3,923
                                                       --------                        -------
Fixed Charges:
          Interest expense and capitalized amounts
              (including construction and related
              fixed charges)                             26,445                          6,894
          Net amortization of issuance costs
              (including capitalized amounts)               514                            161
                                                       --------                        -------
Total Fixed Charges                                    $ 26,959                        $ 7,055
                                                       ========                        =======
Ratio of Earnings to Fixed Charges                           --(1)                          --(2)
                                                       ========                        =======

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(1)  Earnings were inadequate to cover fixed charges by $38,988 thousand for the year ended December 31, 2001.

(2) Earnings were inadequate to cover fixed charges by $3,132 thousand from inception to December 31, 2000.